Exhibit 23.1

Consent of Independent Auditors
We consent to the incorporation by reference in Post-Effective Amendment No. 12 to Form S-11 on Form S-3 of KBS Strategic Opportunity REIT, Inc. (Registration Statement No. 333-156633) of (i) our report dated July 21, 2016, relating to our audit of the statement of revenues over certain operating expenses of Westpark Portfolio for the year ended December 31, 2015, included in the Form 8-K/A filed with the Securities and Exchange Commission on July 21, 2016, and (ii) our report dated August 11, 2016, relating to our audit of the statement of revenues over certain operating expenses of 353 Sacramento for the year ended December 31, 2015, included in the Form 8-K/A filed with the Securities and Exchange Commission on August 11, 2016, both of which audit reports are incorporated by reference in the Prospectus, which is a part of such Registration Statement.

/s/ Squar Milner LLP

Newport Beach, California
August 31, 2016